Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-141671 and No. 333-176408) of Central Garden & Pet Company of our report dated June 20, 2024, relating to the financial statements and supplemental information of the Central Garden & Pet Company Investment Growth Plan (the “Plan”) appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2023.

/s/ Moss Adams LLP

Seattle, Washington
June 20, 2024